Exhibit 3.3

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

DUNDEE MINING INC.

I, the undersigned, President and Secretary of DUNDEE MINING INC. do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 25th day of September, 2002, adopted a resolution to amend the original articles as follows:

Article "First" is hereby amended to read as follows:

FIRST:   The name of the corporation is DRAVCO MINING INC.

That on the 26th day of September, 2002, the shareholders of the corporation approved the foregoing resolution. The number of shares of the corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 5,000,000; that the said change and amendment have been consented to and approved by the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Rodney L. Lozinski
Rodney L. Lozinski, President and Secretary

CONSENT IN LIEU OF MEETING OF SHAREHOLDERS
OF DUNDEE MINING INC.
A Nevada Corporation

I, the undersigned sole shareholder of DUNDEE MINING INC, a corporation organized under the laws of the State of Nevada, who holds 100% percent of the voting power of the corporation do hereby consent to the adoption of the following action and resolution as allowed by the Nevada Revised Statues:

RESOLVED, that the name of the Company shall be changed to DRAVCO MINING INC.

Dated this 26th day of September 2002.

/s/ Rodney L. Lozinski
Rodney L. Lozinski
5,000,000 shares owned